FORM OF EXPENSE WAIVER AND
                             REIMBURSEMENT AGREEMENT


         AGREEMENT made this 29th day of November, 1999, between Battery Park Funds, Inc., a Maryland corporation (hereinafter called "Corporation"), and Nomura Corporate Research and Asset Management Inc., a Delaware corporation (hereinafter called "NCRAM").

                               W I T N E S S E T H


         WHEREAS, NCRAM has entered into an Investment Advisory Agreement with the Corporation, pursuant to which NCRAM agrees to provide, or arrange for the provision of, investment advisory and management services to the Corporation; and

         WHEREAS, the Corporation and NCRAM believe that capping the total expenses of each class of shares of the Battery Park High Yield Fund (the "Fund") of the Corporation will enable the Fund to target niches within the load and no-load product market and will benefit the Fund;

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. EXPENSE WAIVER AND REIMBURSEMENT BY NCRAM. NCRAM agrees to reduce all or a portion of its management fee and, if necessary, to bear certain other expenses (including all expenses allocated pro-rata among the various classes of shares of the Fund, and other expenses to the extent permitted by the Internal Revenue Code of 1986, as amended) associated with operating the Fund to the extent necessary to limit the Fund's annualized expenses to the annual rate of 1.25% of average daily net assets for Class A shares and 1.00% of average daily net assets for Class Y shares for the period from October 1, 1999 to September 30, 2000.

2. DUTY OF FUND TO REIMBURSE. Subject to approval by the Fund's Board of Directors, the Fund agrees to reimburse NCRAM such deferred fees (but not expenses borne) in later periods to the extent the Fund's expenses fall below the annualized rates of 1.25% of average daily net assets for Class A shares and 1.00% of average daily net assets for Class Y shares; provided, however, that the Fund is not obligated to pay any such deferred fees more than two years after the end of the fiscal year in which the fee was deferred.

3. ASSIGNMENT. No assignment of this Agreement shall be made by NCRAM without the prior consent of the Corporation.

4. DURATION AND TERMINATION. This Agreement shall be effective for the period from October 1, 1999 to September 30, 2000, and shall continue in effect thereafter unless terminated by either of the parties hereto upon written notice to the other of not less than five (5) days. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement.

5. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of New York.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                            BATTERY PARK FUNDS, INC.


By___________________________________________
    Name:     Robert Levine
    Title:    President


NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.


By___________________________________________
    Name:     Lance Fraser
    Title:    Managing Director